Exhibit 99.1

PRESS RELEASE

INNOSPEC REPORTS FIRST QUARTER 2021 FINANCIAL RESULTS

Record sales and operating income in Performance Chemicals

Continued recovery in Fuel Specialties and Oilfield Services

Strong cash generation and excellent liquidity position; Improvement in net cash to $116.6 million

GAAP EPS $0.94 and adjusted non-GAAP EPS of $1.06 reduced by 14 cents from higher share-based compensation

Semi-annual dividend increased 10 percent to 57 cents per share

Englewood, CO – May 4, 2021 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the first quarter ended March 31, 2021. The Company also announced the declaration of its semi-annual dividend of $0.57 per common share for the first half of 2021, representing an increase of 10 percent. This dividend will be paid on May 26, 2021, to shareholders of record on May 17, 2021.

Total revenues for the first quarter were $339.6 million, a decrease of 9 percent from $372.3 million in the corresponding period last year. Net income for the quarter was $23.4 million or 94 cents per diluted share compared to $33.1 million or $1.34 per diluted share, recorded a year ago. EBITDA for the quarter was $41.4 million compared to $56.7 million reported in the same period a year ago.

Results for this quarter include some special items, which are summarized in the table below. Excluding these items, adjusted non-GAAP EPS in the first quarter was $1.06 per diluted share, compared to $1.42 per diluted share a year ago.

Cash generation for the quarter was positive with net cash from operating activities of $22.7 million before capital expenditures of $10.3 million in the quarter. We closed the quarter with net cash of $116.6 million.

EBITDA, income before income taxes and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended March 31, 2021			Quarter ended March 31, 2020
(in millions, except share and per share data)	Income before income taxes	Net income	Diluted EPS	Income before income taxes	Net income	Diluted EPS
Reported GAAP amounts	$30.8	$23.4	$0.94	$44.2	$33.1	$1.34

Amortization of acquired intangible assets	3.7	3.0	0.12	4.6	3.6	0.15
Foreign currency exchange gains	(1.6)	(1.2)	(0.05)	(2.5)	(1.9)	(0.08)
Legacy costs of closed operations	0.9	0.7	0.03	—	—	—
Acquisition related costs	0.8	0.6	0.02	—	—	—
Adjustment of income tax provisions	—	—	—	—	0.2	0.01

	3.8	3.1	0.12	2.1	1.9	0.08

Adjusted non-GAAP amounts	$34.6	$26.5	$1.06	$46.3	$35.0	$1.42

Commenting on the first quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“This was another pleasing quarter with further sequential sales growth in all of our businesses. Sales in Performance Chemicals reached a record while sales in Fuel Specialties and Oilfield Services advanced sequentially in their post-COVID-19 recovery. Cash generation was again excellent, and we increased our semi-annual dividend payment by 10 percent.

Despite the headwind of economic restrictions and vaccination delays in Europe, Performance Chemicals delivered record quarterly operating income up an impressive 17 percent over the prior year. We are pulling forward organic growth investments which enable less single-use packaging and milder and more natural formulations. This resulted in the authorization during the quarter of $10.0 million in new capital projects which are incremental to our original 2021 plans.

In Fuel Specialties, sales for the first quarter were 5 percent below last year. Global demand for refined fuel products continues to improve but is still below pre-COVID-19 levels. Demand for aviation fuel still lags well behind other transportation fuels. As global oil demand continues to recover, higher volumes should benefit margins as leverage on fixed manufacturing and overhead costs improves. In addition, we expect margins to be supported by a better sales mix as demand for our aviation additives continues to increase over the coming year.

In Oilfield Services sales and operating income continued to grow sequentially despite the US winter storm event which impacted certain oilfield activites during a two week period in February 2021. Sequential sales grew by 28 percent, gross margins remained in the expected range and operating leverage continued to improve. Moving into the second quarter, we currently expect to see additional improvement in activity levels and demand for our products and services.

The pickup in economic activity over the past two quarters has strained the global supply chain. Port delays and regional shipping container shortages in addition to one-off events like the US winter storm and the Suez Canal blockage have led to widespread force majeure declarations in the global chemical industry.

To date our supply chain, manufacturing and sales teams have done an excellent job managing through this environment. In addition to keeping our customers supplied, we have implemented price increases across all our businesses to offset raw material and freight cost inflation due to the above mentioned supply-demand imbalances.”

Revenues in Fuel Specialties were $139.3 million for the quarter, a 5 percent decrease from $147.0 million last year. Volumes fell by 7 percent and there was a negative price/mix impact of 3 percent offsetting a 5 percent positive currency impact. Gross margins of 32.2 percent were at the lower end of our expected range and 2.6 percentage points below the same quarter last year. Operating income for the quarter was $23.8 million, compared to $32.1 million in the same quarter last year.

Revenues in Performance Chemicals reached a record of $125.9 million, up 11 percent from $113.1 million in the first quarter last year. Volume growth of 7 percent and a positive currency impact of 6 percent were partially offset by an adverse price/mix impact of 2 percent. Gross margins improved by 0.5 percentage points from the same quarter last year to 24.9 percent. Operating income reached a record of $18.3 million, up 17 percent from $15.6 million a year ago.

Revenues in Oilfield Services for the quarter were $74.4 million, down 34 percent from $112.2 million in the first quarter last year driven by low levels of US completions activity, but momentum continued on a sequential basis with sales up 28 percent. Gross margins improved by 0.6 percentage points from the same quarter last year to 32.9 percent. Operating income of $1.2 million was down from $7.2 million in the same quarter last year but was a substantial improvement over the $0.2 million in the fourth quarter of 2020.

Corporate costs for the quarter were $15.1 million, compared with $12.8 million a year ago, due mainly to higher personnel-related expenses driven by increased share-based compensation accruals following the 13 percent uplift in our share price over the quarter.

The effective tax rate for the quarter was 24.0 percent, compared to 25.1 percent in the same quarter last year.

For the quarter, net cash provided by operating activities was $22.7 million, compared to $2.4 million a year ago. As of March 31, 2021, Innospec had $117.0 million in cash and cash equivalents, and finance lease debt of $0.4 million, resulting in a net cash position of $116.6 million.

Mr. Williams concluded,

“We are very pleased with the start to this year, and over the coming quarters we expect to see continued improvement in overall market conditions as the post-COVID-19 economic re-opening progresses. Improving demand conditions coupled with supply-chain tightening is driving cost inflation which we are managing through price action where required and close collaboration with our customers.

In terms of capital allocation, we have begun to pull forward incremental organic growth capital expenditures to support existing demand in Performance Chemicals and have significant balance sheet capacity to pursue complementary acquisition opportunities for this business. In addition, we expect to complete our third expansion in production capacity for our proprietary, energy saving, drag reducing agents (DRA) technology at our Texas plant by Q3 2021.

We believe that Innospec is well positioned for the recovery in global economic activity in 2021. Supported by our strong cash flow generation, I am also pleased that our Board has approved a 10 percent increase in our semi-annual dividend to 57 cents per share, continuing our record of returning value to shareholders.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA, income before income taxes excluding special items, net income excluding special items and related per share amounts together with net cash. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, and amortization. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of amortization of acquired intangible assets, foreign currency exchange gains, legacy costs of closed operations, acquisition related costs and adjustment of income tax provisions. Net cash is cash and cash equivalents less total debt. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and adjusted net income and EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income) to allocate resources and evaluate the performance of the Company’s operations. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1900 employees in 24 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil and gas exploration and production industry. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “could,” “believes,” “feels,” “plan,” “intend” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, including, the effects of the COVID-19 pandemic, such as its duration, its unknown long-term economic impact, measures taken by governmental authorities to address it and the manner in which the pandemic may precipitate or exacerbate other risks and/or uncertainties, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2020 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Corbin Barnes

Innospec Inc.

+44-151-355-3611

corbin.barnes@innospecinc.com

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Schedule 1

(in millions, except share and per share data)	Three Months Ended March 31
	2021	2020
Net sales	$339.6	$372.3
Cost of goods sold	(238.8)	(258.4)

Gross profit	100.8	113.9

Operating expenses:
Selling, general and administrative	(63.6)	(64.4)
Research and development	(9.0)	(8.6)

Total operating expenses	(72.6)	(73.0)

Operating income	28.2	40.9
Other income, net	3.0	3.9
Interest expense, net	(0.4)	(0.6)

Income before income taxes	30.8	44.2
Income taxes	(7.4)	(11.1)

Net income	$23.4	$33.1

Earnings per share:
Basic	$0.95	$1.35
Diluted	$0.94	$1.34

Weighted average shares outstanding (in thousands):
Basic	24,601	24,529
Diluted	24,840	24,742

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended March 31
(in millions)	2021	2020
Net sales:
Fuel Specialties	$139.3	$147.0
Performance Chemicals	125.9	113.1
Oilfield Services	74.4	112.2

	339.6	372.3

Gross profit/(loss):
Fuel Specialties	44.9	51.2
Performance Chemicals	31.4	27.6
Oilfield Services	24.5	36.2
Octane Additives	—	(1.1)

	100.8	113.9

Operating income/(loss):
Fuel Specialties	23.8	32.1
Performance Chemicals	18.3	15.6
Oilfield Services	1.2	7.2
Octane Additives	—	(1.2)
Corporate costs	(15.1)	(12.8)

Total operating income	$28.2	$40.9

Schedule 2B

NON-GAAP MEASURES	Three Months Ended March 31
(in millions)	2021	2020
Net income	$23.4	$33.1
Interest expense, net	0.4	0.6
Income taxes	7.4	11.1
Depreciation and amortization:
Fuel Specialties	1.3	1.0
Performance Chemicals	5.4	5.0
Oilfield Services	3.1	4.3
Octane Additives	—	0.3
Corporate costs	0.4	1.3

EBITDA	41.4	56.7

EBITDA:
Fuel Specialties	25.1	33.1
Performance Chemicals	23.7	20.6
Oilfield Services	4.3	11.5
Octane Additives	—	(0.9)
Corporate costs	(14.7)	(11.5)

	38.4	52.8
Other income, net	3.0	3.9

EBITDA	$41.4	$56.7

EBITDA by segment includes operating income relating to the segments, excluding depreciation and amortization.

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$117.0	$105.3
Trade and other accounts receivable	247.9	221.4
Inventories	223.1	220.0
Prepaid expenses	12.3	14.9
Prepaid income taxes	5.0	4.2
Other current assets	2.3	0.4

Total current assets	607.6	566.2

Net property, plant and equipment	209.9	210.8
Goodwill	367.2	371.2
Operating lease right-of-use assets	36.7	40.1
Other intangible assets	70.2	75.3
Deferred tax assets	7.4	7.6
Pension asset	119.6	118.0
Other non-current assets	7.5	8.2

Total assets	$1,426.1	$1,397.4

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$114.5	$98.7
Accrued liabilities	131.8	129.8
Current portion of finance leases	0.4	0.5
Current portion of plant closure provisions	6.6	6.6
Current portion of accrued income taxes	8.8	5.5
Current portion of operating lease liabilities	12.2	11.3

Total current liabilities	274.3	252.4

Finance leases, net of current portion	—	0.1
Plant closure provisions, net of current portion	51.3	51.9
Accrued income taxes, net of current portion	32.4	32.4
Unrecognized tax benefits	16.0	16.0
Operating lease liabilities, net of current portion	24.6	28.9
Deferred tax liabilities	46.5	46.9
Pension liabilities and post-employment benefits	19.5	20.5
Other non-current liabilities	2.4	3.4
Equity	959.1	944.9

Total liabilities and equity	$1,426.1	$1,397.4

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31
(in millions)	2021	2020
Cash Flows from Operating Activities

Net income	$23.4	$33.1
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	10.3	12.0
Deferred taxes	0.1	0.7
Non-cash movements on defined benefit pension plans	(0.8)	(1.2)
Stock option compensation	1.6	1.2
Changes in working capital	(13.6)	(46.8)
Movements in accrued income taxes	3.7	1.6
Movements in plant closure provisions	(0.2)	0.1
Movements in other assets and liabilities	(1.8)	1.7

Net cash provided by operating activities	22.7	2.4
Cash Flows from Investing Activities

Capital expenditures	(10.3)	(7.8)

Net cash used in investing activities	(10.3)	(7.8)
Cash Flows from Financing Activities

Non-controlling interest	—	0.1
Repayment of finance leases	(0.2)	(0.3)
Issue of treasury stock	0.5	0.7
Repurchase of common stock	(0.6)	(2.1)

Net cash used in financing activities	(0.3)	(1.6)
Effect of foreign currency exchange rate changes on cash	(0.4)	(0.6)

Net change in cash and cash equivalents	11.7	(7.6)
Cash and cash equivalents at beginning of period	105.3	75.7

Cash and cash equivalents at end of period	$117.0	$68.1

Amortization of deferred finance costs of $0.1 million (2020 - $0.1 million) are included in depreciation and amortization in the condensed consolidated statements of cash flows and in interest expense, net in the condensed consolidated statements of income.